As filed with the Securities and Exchange Commission on March 7, 2012

Registration No. 333-176604

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to

Form S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PREFERRED APARTMENT COMMUNITIES, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
(770) 818-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Williams
PREFERRED APARTMENT COMMUNITIES, INC.
3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
(770) 818-4100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Peter M. Fass, Esq. James P. Gerkis, Esq. PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000 Fax: (212) 969-2900	Leonard A. Silverstein, Esq. Jeffrey R. Sprain, Esq. PREFERRED APARTMENT COMMUNITIES, INC. 3625 Cumberland Boulevard, Suite 400 Atlanta, Georgia 30339 Tel: (770) 818-4100 Fax: (770) 818-4105	Martin Traber, Esq. Steven Vazquez, Esq. FOLEY & LARDNER LLP 100 North Tampa Street, Suite 2700 Tampa, FL 33602 Tel: (813) 229-2300 Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Post-Effective Amendment is to amend the Exhibit Index and to file Exhibit 101 to the Registration Statement as indicated in Item 36(b) of Part II of the Registration Statement. No other changes have been made to the Registration Statement. Accordingly, this Post-Effective Amendment consists only of the facing page, this explanatory note and Item 36(b) of Part II and the Exhibit Index of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits:

The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, State of Georgia, on the 7th day of March, 2012.

PREFERRED APARTMENT COMMUNITIES, INC.

By: /s/ John A. Williams John A. Williams President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE
By: /s/ John A. Williams John A. Williams	President, Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2012
By: /s/ Michael J. Cronin Michael J. Cronin	Chief Accounting Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 7, 2012
By: /s/ Leonard A. Silverstein Leonard A. Silverstein	Executive Vice President, General Counsel, Secretary and Director	March 7, 2012
By: /s/ William F. Leseman William F. Leseman	Executive Vice President — Property Management	March 7, 2012
By: * Daniel M. DuPree	Independent Director	March 7, 2012
By: * Timothy A. Peterson	Independent Director	March 7, 2012
By: * Steve Bartkowski	Independent Director	March 7, 2012
By: * Gary B. Coursey	Independent Director	March 7, 2011
By: * Howard A. McLure	Independent Director	March 7, 2012
*By: /s/ John A. Williams John A. Williams Attorney-in-fact

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
1.1(18)	Dealer Manager Agreement
1.2(16)	Form of Soliciting Dealer Agreement
3.1(2)	Articles of Amendment and Restatement of Preferred Apartment Communities, Inc.
3.2(2)	Third Amended and Restated By-laws of Preferred Apartment Communities, Inc.
4.1(18)	Third Amended and Restated Agreement of Limited Partnership of Preferred Apartment Communities Operating Partnership, L.P.
4.2(16)	Articles Supplementary for the Series A Redeemable Preferred Stock
4.3(18)	Warrant Agreement between Preferred Apartment Communities, Inc. and Computershare Trust Company, N.A., as Warrant Agent
4.4(17)	Form of Subscription Agreement, included as Appendix B to the prospectus
4.5(15)	Warrant to Purchase Common Stock issued to International Assets Advisory, LLC, dated March 31, 2011
4.6(16)	Form of Global Warrant Certificate
5.1(16)	Opinion of Venable LLP
8.1(16)	Opinion of Proskauer Rose LLP as to tax matters
10.1(3)	Third Amended and Restated Management Agreement, dated May 13, 2011, among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Preferred Apartment Advisors, LLC
10.2(2)	The Company’s 2011 Stock Incentive Plan
10.3(4)	Trademark License and Assignment Agreement dated September 17, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Advisors, LLC
10.4(5)	Contract of Purchase and Sale, dated September 29, 2010, between Preferred Apartment Communities, Inc. and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC
10.5(5)	Contract of Purchase and Sale, dated September 29, 2010, between Preferred Apartment Communities, Inc. and Oxford Summit Development LLC and Williams Realty Fund I, LLC
10.6(6)	Assignment and Assumption of Purchase and Sale Agreement, dated October 19, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Communities Operating Partnership, L.P. (Oxford Rise)
10.7(6)	Assignment and Assumption of Purchase and Sale Agreement, dated October 19, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Communities Operating Partnership, L.P. (Oxford Summit)
10.8(5)	Form of Intellectual Property Assignment and License Agreement between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
10.9(2)	Form of Restricted Stock Agreement pursuant to the Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan
10.10(7)	First Amendment to Contract of Purchase and Sale, dated December 14, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)
10.11(7)	First Amendment to Contract of Purchase and Sale, dated December 14, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC, and Williams Realty Fund I, LLC (Oxford Summit)

Exhibit No.	Description
10.12(8)	Second Amendment to Contract of Purchase and Sale, dated December 28, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)
10.13(8)	Second Amendment to Contract of Purchase and Sale, dated December 28, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC, and Williams Realty Fund I, LLC (Oxford Summit)
10.14(2)	Third Amendment to Contract of Purchase and Sale, dated February 15, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)
10.15(2)	Third Amendment to Contract of Purchase and Sale, dated February 15, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC and Williams Realty Fund I, LLC (Oxford Summit)
10.16(9)	Fourth Amendment to Contract of Purchase and Sale, dated March 25, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)
10.17(9)	Fifth Amendment to Contract of Purchase and Sale, dated March 25, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)
10.18(9)	Fourth Amendment to Contract of Purchase and Sale, dated March 25, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC and Williams Realty Fund I, LLC (Oxford Summit)
10.19(10)	Form of Indemnification Agreement
10.20(3)	Purchase and Sale Agreement, dated as of December 16, 2010, between Oxford Trail JV LLC and Trail Creek Apartments, LLC
10.21(3)	Reinstatement and First Amendment to Purchase and Sale Agreement, dated as January 6, 2011, between Oxford Trail JV LLC and Trail Creek Apartments, LLC
10.22(3)	Reinstatement and Second Amendment to Purchase and Sale Agreement, dated as April 6, 2011, between Oxford Trail JV LLC and Trail Creek Apartments, LLC
10.23(11)	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of April 15, 2011, between Stone Rise Apartments, LLC and Jones Lang LaSalle, L.L.C.
10.24(11)	Multifamily Note dated as of April 15, 2011, by Stone Rise Apartments, LLC in favor of Jones Lang LaSalle, L.L.C.
10.25(12)	Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement dated as of April 21, 2011, between PAC Summit Crossing, LLC and Prudential Multifamily Mortgage, Inc.
10.26(12)	Multifamily Note dated as of April 21, 2011, by PAC Summit Crossing, LLC in favor of Prudential Multifamily Mortgage, Inc.
10.27(13)	Multifamily Deed of Trust, Assignment of Rents and Security Agreement dated as of April 29, 2011, between Trail Creek Apartments, LLC and Jones Lang LaSalle, L.L.C.
10.28(13)	Multifamily Note dated as of April 29, 2011, by Trail Creek Apartments, LLC in favor of Jones Lang LaSalle, L.L.C.

Exhibit No.	Description
10.29(14)	Note in the amount of $6,000,000 dated as of June 30, 2011 by Oxford Hampton Partners LLC to Trail Creek Mezzanine Lending, LLC
10.30(14)	Mezzanine Loan Agreement dated as of June 30, 2011 among Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC
10.31(14)	Purchase Option Agreement dated as of June 30, 2011 by and between Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC
10.32(18)	Subscription Escrow Agreement, between Preferred Apartment Communities, Inc. and UMB Bank, N.A.
10.33(16)	First Amendment to Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan
10.34(19)	Form of Preferred Apartment Communities, Inc. 2011 Class B Unit Award Agreement
10.35(20)	Form of Preferred Apartment Communities, Inc. 2012 Class B Unit Award Agreement
12.1(17)	Statement of Computation of Ratios
21(15)	Subsidiaries of Preferred Apartment Communities, Inc.
23.1(17)	Consent of PricewaterhouseCoopers LLP
23.2(17)	Consent of Deloitte & Touche LLP
23.3(16)	Consent of Venable LLP (included in Exhibit 5.1)
23.4(16)	Consent of Proskauer Rose LLP (included in Exhibit 8.1)
24.1(15)	Power of Attorney of Steve Bartkowski
24.2(15)	Power of Attorney of Gary B. Coursey
24.3(15)	Power of Attorney of Daniel M. DuPree
24.4(15)	Power of Attorney of Howard A. McLure
24.5(15)	Power of Attorney of Timothy A. Peterson
101(1)	XBRL (eXtensible Business Reporting Language). The following materials for the period ended September 30, 2011, formatted in XBRL: (i) consolidated balance sheets at September 30, 2011 and December 31, 2010, (ii) consolidated statements of operations for the three and nine months ended September 30, 2011, (iii) consolidated statement of equity and accumulated deficit, (iv) consolidated statement of cash flows and (v) notes to consolidated financial statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purpose of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

(1)	Filed herewith.
(2)	Previously filed with the Pre-effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on March 4, 2011
(3)	Previously filed with the Quarterly Report on Form 10-Q filed by the Registrant with the Securities and Exchange Commission on May 16, 2011
(4)	Previously filed with the Pre-effective Amendment No. 1 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on October 4, 2010
(5)	Previously filed with the Pre-effective Amendment No. 3 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on December 14, 2010
(6)	Previously filed with the Pre-effective Amendment No. 2 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on November 17, 2010

(7)	Previously filed with the Pre-effective Amendment No. 4 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on December 20, 2010
(8)	Previously filed with the Pre-effective Amendment No. 5 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on January 26, 2011
(9)	Previously filed with the Pre-effective Amendment No. 9 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on March 29, 2011
(10)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 7, 2011
(11)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 21, 2011
(12)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 27, 2011
(13)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 5, 2011
(14)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on July 7, 2011
(15)	Previously filed with the Form S-11 Registration Statement (Registration No.: 333-176604) filed by the Registrant with the Securities and Exchange Commission on September 1, 2011
(16)	Previously filed with the Pre-effective Amendment No. 1 to Form S-11 Registration Statement (Registration No.: 333-176604) filed by the Registrant with the Securities and Exchange Commission on November 2, 2011
(17)	Previously filed with the Pre-effective Amendment No. 2 to Form S-11 Registration Statement (Registration No. 333-176604) filed by the Registrant with the Securities and Exchange Commission on November 17, 2011
(18)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on November 25, 2011
(19)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 3, 2012
(20)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 6, 2012